Exhibit 16.1

February 10, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read Alliance Entertainment Holding Corp. (formerly known as Adara Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated February 10, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on February 8, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York